Exhibit (l)(2)

[Letterhead of Eversheds Sutherland (US) LLP]

October 4, 2018

Capital Southwest Corporation

5400 Lyndon B Johnson Freeway, Suite 1300

Dallas, Texas 75240

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Capital Southwest Corporation, a Texas corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on July 13, 2018 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $500,000,000 in aggregate of the following securities (the “Securities”):

(i)	shares of the Company’s common stock, par value $0.25 per share (the “Common Stock”); and

(ii)	debt securities.

The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale of (i) 100,000 shares of Common Stock in a direct registered offering (the “DRO Shares”), as described in the prospectus supplement, dated as of October 2, 2018 (the “ DRO Prospectus Supplement”), filed with the Commission pursuant to Rule 497 under the Securities Act and (ii) 600,000 shares of Common Stock in a “best efforts” underwritten offering (the “Underwritten Shares” and, together with the DRO Shares, the “Shares”), as described in the prospectus supplement, dated as of October 2, 2018 (the “ Underwritten Offering Prospectus Supplement”), filed with the Commission pursuant to Rule 497 under the Securities Act. The DRO Shares are being sold by the Company pursuant to certain subscription agreements, each dated as of October 2, 2018 (collectively, the “Subscription Agreements”), by and among the Company and the institutional investors named therein, and the Underwritten Shares are being sold by the Company pursuant to an underwriting agreement, dated as of October 2, 2018, by and between the Company and Sanders Morris Harris LLC (the “Underwriting Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the DRO Prospectus Supplement and the Underwritten Offering Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Subscription Agreements;

(ii)	The Underwriting Agreement;

Capital Southwest Corporation

October 4, 2018

(iii)	The Articles of Incorporation of the Company, as amended, certified as of the date hereof by an officer of the Company;

(iv)	The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(v)	Certificate of Fact issued by the Office of the Secretary of State of Texas as to the existence of the Company, as of a recent date; and

(vi)

The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization of the offer, issuance and sale of the Securities pursuant to the Registration Statement, (c) the authorization of the offer, issuance and sale of the Shares, (d) the execution and delivery of each Subscription Agreement and (e) the execution and delivery of the Underwriting Agreement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion) and upon certificates of officers of the Company. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the Texas Business Organizations Code, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of Texas or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements or the Underwriting Agreement, as applicable, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

Capital Southwest Corporation

October 4, 2018

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP